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EVCI Career Colleges Holding Corp.
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EVCI Receives Anticipated NASDAQ Delisting Notice

YONKERS, NY - (MARKET WIRE) June 19, 2007 -- EVCI Career Colleges Holding Corp. (NasdaqCM: EVCI) today announced that, as expected, it received a determination letter from the Staff of the Listing Qualifications Department (the “Staff Determination”) of The NASDAQ Stock Market LLC, dated June 13, 2007, which indicated that, because EVCI does not currently satisfy NASDAQ’s $1.00 per share bid price requirement and since EVCI did not obtain shareholder approval for and prior to the completion of the recent private placement of securities with ComVest Investment Partners III, L.P. and certain members of management (the “ComVest Financing”), EVCI’s securities are subject to delisting from NASDAQ, in accordance with Marketplace Rules 4310(c)(4) and 4350, respectively. In response, EVCI intends to timely request a hearing before a NASDAQ Listing Qualifications Panel to address the Staff Determination and seek continued listing in accordance with applicable NASDAQ rules. EVCI’s hearing request will stay any delisting action pending the issuance of a decision by the Panel following the hearing.

As previously disclosed in EVCI’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2007 and via press release dated May 23, 2007, EVCI has acknowledged that NASDAQ rules required EVCI to obtain shareholder approval for the ComVest Financing prior to its closing, absent a NASDAQ determination to grant an exception to this requirement. However, in order to ensure EVCI’s financial viability, EVCI management and the board of directors determined that it was necessary to complete the ComVest Financing prior to the receipt of stockholder approval. Prior to closing and in conformity with NASDAQ rules, EVCI notified NASDAQ of the ComVest Financing and requested a financial viability exception to the stockholder approval rules, as permitted under Marketplace Rule 4350(i)(2). However, the NASDAQ Staff determined not to grant EVCI’s request for a financial viability exception.

EVCI intends to seek shareholder ratification for the ComVest Financing at its annual meeting of stockholders that will be scheduled shortly. Notwithstanding, EVCI understands that NASDAQ may not consider a shareholder vote in favor of the ComVest Financing a sufficient cure for the shareholder approval violation cited by the Staff. EVCI also intends to seek shareholder approval at the upcoming meeting to authorize the board of directors to effect a reverse stock split in the event such action is necessary to regain compliance with the NASDAQ bid price requirement.

At the hearing before the Panel, EVCI will address both the shareholder approval and bid price issues and present its plan to evidence compliance with all requirements for continued listing on The Nasdaq Capital Market. However, there can be no assurance that the Panel will grant EVCI’s request for continued listing.

About EVCI Career Colleges Holding Corp.

EVCI is the holding company for Technical Career Institutes, Interboro Institute and the Pennsylvania School of Business.

Founded in 1909, TCI offers two-year associate degree and certificate programs. With an emphasis on technology, TCI offers programs within three major divisions: business and new media technology, computer and electronics technology and climate control technology. TCI's main campus is on 31st Street diagonally across from Penn Station, and is supported by a nearby annex facility. EVCI acquired TCI in September 2005.

Founded in 1888, Interboro offers degree programs leading to the Associate in Occupational Studies degree and Associate in Applied Sciences degree. Its programs include accounting, business management, ophthalmic dispensing, paralegal studies, office technologies and security services and management. Interboro has a main campus in mid-town Manhattan, an extension center in each of Flushing, New York and in the Washington Heights section of Manhattan, New York. EVCI acquired Interboro in January 2000.

PSB is authorized to offer two Associate in Specialized Business degree programs and two diploma programs in information technology as well as three recently authorized business diploma programs. As permitted by the Pennsylvania State Education Department, after six months of teaching the three business diploma programs, PSB plans to seek authorization to award the Associate in Special Business degree for those programs. PSB relocated to downtown Allentown, Pennsylvania. EVCI acquired PSB in January 2005.

Contact:

Joseph D. Alperin
General Counsel and
Vice President for Corporate Affairs
EVCI Career Colleges Holding Corp.
914.623.0700